Exhibit 3.138

FIRST AMENDMENT TO OPERATING AGREEMENT
OF
BRANDYWINE TB III, L.L.C.

          THIS FIRST AMENDMENT, dated as of November _, 1999 (the "Amendment"), amends the Operating Agreement of Brandywine TB III. L.L.C., a Pennsylvania limited liability company (the "Company"), and Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP").

                     1. Name. The name of the Company is amended to read "Brandywine TB V, L.L.C.

                     2. Management. Article 5 of the Company's Operating Agreement shall be amended in its entirety to read as follows:

"5. Management. The Company shall be managed by the Managing Member. The Managing Member hereby designates as its agent, in the capacities set forth, Anthony A. Nichols, Sr., Chairman of the Board, Gerard H. Sweeney, President and Chief Executive Officer, Anthony Rimikis, Senior Vice President, Jeffrey Rogatz, Vice President and Chief Financial Officer, Brad A. Molotsky, Secretary, and each of the following persons as a Vice President and Assistant Secretary: Anthony A. Nichols, Jr., H. Jeffrey DeVuono, George Sowa, Barbara Yamerick and Mark Hammer. While serving in such capacities, Nichols, Sr., Sweeney, Rimikis, Rogatz, Molotsky, Nichols, Jr., DeVuono, Sowa, Yamerick and Hammer shall have active management of the operations of the Company, including without limitation, the power and authority to execute and deliver, in the name of and on behalf of the Company, any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of the Managing Member, and shall make such reports of the affairs of the Company to the Members as the Managing Member may require. Such designation by the Managing Member shall not cause any Member to cease to be a member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon Nichols, Sr., Sweeney, Rimikis, Rogatz, Molotsky, Nichols, Jr., DeVuono, Sowa, Yamerick and Hammer. Such designation notwithstanding, the Managing Member retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace Nichols, Sr., Sweeney, Rimikis, Rogatz, Molotsky,

Nichols, Jr., DeVuono, Sowa, Yamerick and Hammer as its agents."

          IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, Its General Partner

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer